EXHIBIT 99A.4

COMBINED STATEMENTS OF INCOME          U S WEST COMMUNICATIONS Group
(UNAUDITED)
                        Quarter Ended        Nine Months Ended
                        September 30,    %     September 30,    %
In millions             1995    1994  Change   1995    1994   Change
--------------------- -------- ------- ------ ------- ------- ------
OPERATING REVENUES
 Local service          $1,105  $1,034   6.9  $3,231  $3,035    6.5
 Interstate access         594     573   3.7   1,774   1,691    4.9
 Intrastate access         186     188  (1.1)    558     541    3.1
 Long-distance network     298     323  (7.7)    891   1,019  (12.6)
 Other services            206     198   4.0     591     564    4.8
                       -------- ------         ------ -------
Total operating
  revenue                2,389   2,316   3.2   7,045   6,850    2.8
                       -------- ------         ------ -------
OPERATING EXPENSES
 Employee-related          835     828   0.8   2,479   2,411    2.8
 Other operating           404     389   3.9   1,099   1,123   (2.1)
 Taxes other than
   income taxes             95     102  (6.9)    306     301    1.7
 Depreciation & amort.     513     476   7.8   1,514   1,420    6.6
                       -------- ------        ------- -------
Total operating
 expenses                1,847   1,795   2.9   5,398   5,255    2.7
                       -------- ------        ------- -------

 Income from operations    542     521   4.0   1,647   1,595    3.3

 Interest expense          108      94  14.9     315     277   13.7
 Gain on sales of rural
  telephone exchanges       34       -    -      112      48     -
 Other expense - net        14       5    -       30      21   42.9
                       -------- -------       ------- -------
 Income before income
  taxes and extraordinary
  item                     454     422   7.6   1,414   1,345    5.1
 Income taxes              162     155   4.5     514     494    4.0
                       -------- -------       ------- -------
 Income before extra-
  ordinary item            292     267   9.4     900     851    5.8

 Extraordinary item:
  Early extinguishment
  of debt, net of tax       (5)     -     -       (5)      -     -
                       -------- -------       ------- -------
NET INCOME                $287    $267   7.5    $895    $851    5.2
                       ======== =======       ======= =======

Pro forma average
shares outstanding       471.2   455.0   3.6   470.1   451.0    4.2
                      ======== =======       ======= =======

Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.




EXHIBIT 99A.4 (continued)

COMBINED STATEMENTS OF INCOME          U S WEST COMMUNICATIONS Group
(UNAUDITED)
                         Quarter Ended        Nine Months Ended
                         September 30,    %     September 30,    %
                         1995    1994  Change   1995    1994  Change
--------------------- -------- ------- ------ ------- ------- ------
Pro forma earnings
 per share:
Income before           $0.62   $0.59    5.1   $1.91   $1.89    1.1
 extraordinary item
Extraordinary item      (0.01)     -      -    (0.01)      -     -
                       ------- -------         ------ -------
Pro forma earnings      $0.61   $0.59    3.4   $1.90   $1.89    0.5
 per share             ======= =======         ====== =======